Exhibit 3.11.3

TRAVEL AIR INSURANCE COMPANY, LTD.

Exhibit “A”

Bylaw Amendments

1.	Delete Section 3.02. (“Number and Qualifications”) of Article III (“DIRECTORS”) in its entirety and replace with the following:

Section 3.02. Number and Qualifications. The board of directors shall consist of not more than twenty-five (25) nor less than five (5) directors, and a majority of whom shall be residents of the State of Kansas. The board may elect a chairman of the board who shall preside at board meetings and generally manage the affairs of the board.

December 20, 2002